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                                                                     EXHIBIT 5.1

                                 July 11, 1996


First Alliance Bancorp, Inc.
63 Barrett Parkway, N.E.
Marietta, Georgia  30066

Ladies and Gentlemen:

     This opinion is given in connection with the filing by First Alliance Bancorp, Inc. ("First Alliance"), a corporation organized and existing under the laws of the State of Georgia, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 ("Registration Statement") with respect to the shares of the $1.00 par value common stock of First Alliance ("First Alliance Common Stock") to be issued in connection with the proposed merger of Premier Bancshares, Inc. ("Premier") with and into First Alliance (the "Merger").

     The Merger is intended to be effected pursuant to an Agreement and Plan of Reorganization dated as of January 30, 1996 and amended as of April 29, 1996 (the "Agreement") between First Alliance and Premier, pursuant to which each outstanding share of no par value common stock of Premier (other than shares held by Premier, First Alliance or their subsidiaries or by shareholders who perfect their dissenters' rights) will be converted into and exchanged for the right to receive one share of First Alliance Common Stock.

     In rendering this opinion, we have examined such corporate records and documents, including the Agreement, as we have deemed relevant and necessary as the basis for the opinion set forth herein.

     Based upon the foregoing, it is our opinion that the shares of First Alliance Common Stock, when issued to the holders of Premier Common Stock on the terms and upon the fulfillment of the conditions set forth in the Agreement, will be validly issued, fully paid and non-assessable under the Georgia Business Corporation Code.
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First Alliance Bancorp, Inc.
July 11,1996
Page 5


     We hereby consent to the use of this opinion and to the reference made to our Firm under the caption "Legal Matters" in the Joint Proxy
Statement/Prospectus constituting part of the Registration Statement.

                               Very truly yours,



                    /s/ POWELL, GOLDSTEIN, FRAZER & MURPHY